AGREEMENT BETWEEN OWNER AND ARCHITECT

Agreement is executed this:         November 14, 1997

and dated and effective as of:      January 1, 1996

BETWEEN:

the Owner:                    VENETIAN CASINO RESORT, LLC
                              3355 Las Vegas Boulevard, South
                              Las Vegas, Nevada 89109

and the Architect:            a collaboration between the firms of:
                              TSA of Nevada, LLP
                              WAT & G, Inc. Nevada

The Project:

            A mixed use hotel/casino complex (the "Project") which will be constructed in two phases, most of which is generally described, with respect to Phase I, in the Design Development documents dated March 31, 1997 and the "Architectural Area Summary" dated June 20, 1997, and with respect to Phase II, in the Square Footage Facilities Program attached hereto as Appendix A:

            Phase I (to be constructed on the south portion of the site) will have: a hotel tower with approximately 3,000 hotel suites; a podium structure which will contain a casino of approximately 100,000 gross square feet (gsf), banquet and meeting facilities, a showroom, and support spaces, which will be shared by this hotel and a Phase II hotel; a second level retail complex of approximately 485,000 gsf (approximately 250,000 sf of gross leasable area (gla)) with an upper






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            retail level approximately 485,000 gsf (approximately 250,000 gla); and a pool deck with public areas at the roof;
            a parking structure for approximately 3,500 to 4,500 vehicles; a two-level retail annex structure of approximately 28,000 gsf; expansion to the Sands Exposition Center; a central utility plant to serve both the south and north portions of the site; and site improvements and infrastructure related to both the north and south portions of the site. Phase II (to be constructed on the north portion of the site) will have: a second hotel tower with approximately 3,000 suites, substantially identical to the first phase hotel tower for those portions of the tower above the podium; a podium structure which will contain a casino of approximately 100,000 gsf, a showroom, support spaces, which will be shared by this hotel and the Phase I hotel; a second level retail complex of approximately 265,000 gsf (approximately 150,000 sf of gla) with an upper retail level of approximately 265,000 gsf (approximately 120,000 gla); and a pool deck with public areas at the roof; a parking structure for approximately 4,000 vehicles; and site improvements and infrastructure related to both the north and the south portions of the site. The site for this complex is the site of the former Sands Hotel/Casino.




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            The Design Development Documents were, as scheduled, prepared and submitted on March 31, 1997.

            The Owner and the Architect have agreed as set forth below.




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                  AGREEMENT BETWEEN OWNER AND ARCHITECT

                            TABLE OF CONTENTS

                                                                    Page

ARTICLE 1     ARCHITECT'S RESPONSIBILITIES.............................1

ARTICLE 2     SCOPE OF ARCHITECT'S BASIC SERVICES......................8

ARTICLE 3     ADDITIONAL SERVICES.....................................20

ARTICLE 4     OWNER'S RESPONSIBILITIES................................24

ARTICLE 5     CONSTRUCTION COST.......................................28

ARTICLE 6     USE OF ARCHITECT'S DRAWINGS
              AND OTHER DOCUMENTS.....................................29

ARTICLE 7     TERMINATION, SUSPENSION OR ABANDONMENT..................31

ARTICLE 8     MISCELLANEOUS PROVISIONS................................36

ARTICLE 9     PAYMENTS TO THE ARCHITECT...............................44

ARTICLE 10    BASIS OF COMPENSATION...................................51








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APPENDICES

APPENDIX A       SQUARE FOOTAGE FACILITIES PROGRAM

APPENDIX B       FORM OF PAYMENT REQUEST

APPENDIX C       PROJECT DESIGN SCHEDULE

APPENDIX D       CONSULTANTS

APPENDIX E       DUTIES, RESPONSIBILITIES AND LIMITATIONS OF
                 AUTHORITY OF THE ARCHITECT'S PROJECT
                 REPRESENTATIVE

APPENDIX F       INSURANCE REQUIREMENTS

APPENDIX G       HOURLY BILLING RATE

APPENDIX H       CONSTRUCTION DOCUMENT PACKAGES

APPENDIX I       APPROVED ADDITIONAL SERVICES

APPENDIX J       ASSUMPTIONS


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                                                                               1

                    TERMS AND CONDITIONS OF AGREEMENT
                       BETWEEN OWNER AND ARCHITECT

                                ARTICLE 1

                      ARCHITECT'S RESPONSIBILITIES

            1.1   Architect's Services.

                  1.1.1 The Architect's services consist of those services performed by the Architect, the Architect's employees and the Architect's consultants (the "Architect's Consultants") as enumerated in this Agreement. Except as set forth in Appendix D, no Architect's Consultant shall be engaged by Architect without Owner's prior written approval, provided that as of the execution date of this Agreement, the identity of the Architect's Consultants described in paragraph 2 of Appendix D and the terms of their engagement have been approved by Owner. Whenever an Architect's Consultant performs any Basic Service (as defined in Article 2.1), Architect shall be fully responsible for the performance of such Basic Service in accordance with the provisions hereof as if Architect itself had performed such Basic Service.

                  1.1.2 The Architect's services shall be performed as expeditiously as is consistent with professional skill and care and the orderly progress of the Work. Because parts of the Project will proceed under a "fast track" schedule, it is understood that the phases of service will overlap, and construction of some Project components will commence before the completion of Construction Documents (as defined in Article 2.5.1) for the applicable phase of the Project. Supplementing




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Article 1.1.7, the Architect shall use diligent, professional efforts to minimize changes, inconsistencies, coordination errors, and similar problems which may occur as a result of the fast track process.

                  1.1.3 The Architect's services hereunder include the architectural and engineering services necessary to design the Project in compliance with all laws, rules, codes, regulations, orders and ordinances of any kind whatsoever issued or enacted by any governmental entity applicable to or affecting the Project ("Legal Requirements") and, to the extent reasonably required or reasonably requested by Owner or Owner's lenders, providing certificates to any such governmental entity, Owner and/or Owner's lenders attesting that to the best of Architect's information, knowledge and belief the documents prepared by Architect or at Architect's direction comply with Legal Requirements.

                  1.1.4 Architect has prepared and Owner has approved a project design schedule (the "Schedule") for the performance of the Architect's services and the services of Owner's Consultants. The Schedule was established based on
(a) the fact that construction on the south portion (Phase I) will precede construction on the north portion (Phase II) and (b) the Owner's intent to occupy Phase I of the Project during the second quarter of 1999, and the Architect shall provide its services in strict conformity with these dates. Bovis (as defined in Article 1.1.7) shall coordinate and integrate the Project Schedule (as defined in the Bovis Agreement (as defined in Article 1.1.7)) with the Schedule. The Schedule identifies the design tasks with estimated dates of start and completion, relationships and dependencies, respon sibilities and milestone dates, and is attached hereto as Appendix C. The Schedule




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                                                                               3

includes allowances for periods of time required for the Owner's review and approvals, for the activities described in Article 1.1.7, and for approval of submissions by authorities having jurisdiction over the Project. If the actual period of time required for any such item is longer than the applicable allowance by reason of any act or failure to act of any person or entity (including Owner, Bovis and any Owner's Consultant or trade contractor) other than Architect and Architect's Consultants, the Schedule shall be appropriately adjusted, provided that Architect shall use diligent efforts to minimize the impact and duration of any such delay. The Schedule shall be updated and submitted by Architect to the Owner and Bovis for review and approval by Owner (which approval shall not be unreasonably withheld) periodically based on the Project demands and status to reflect current progress, additions, reductions, and other changes to the scope of the Architect's and Owner's Consultants' services. Architect shall comply with the Schedule, and if overtime work or any other special actions are required in order for Architect to comply with the Schedule, such work or other actions shall be at the expense of Architect. Subject to certain limitations on liability expressly set forth in this Agreement, and notwithstanding any of the foregoing, Architect shall in all events be responsible for all delays attributable to breaches by Architect of any provision hereof.

                  1.1.5 Owner intends to enter into contracts with various third party consultants ("Owner's Consultants") to perform various design functions in conjunction with Architect's services and/or to review Architect's services. All amounts paid to Owner's Consultants shall not reduce Architect's compensation hereunder. Owner's Consultants may include, without limitation, all consultants




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                                                                               4

described in paragraph 3 of Appendix D attached hereto. As a part of its duties, the Architect shall assist the Owner in the selection of Owner's Consultants by preparing requests for proposals, interviews, analysis of proposals, and recommendations. After selection, the Architect shall cooperate with, schedule, and coordinate the services and assist in the management of Owner's Consultants as set forth in more detail below. If Architect complies with the preceding sentence, Architect shall not be responsible for any delay in the Schedule caused by acts or omissions of Bovis and Owner's Consultants. The Architect shall advise the Owner regarding the quality, accuracy, timeliness, and technical sufficiency of the services provided by Owner's Consultants; provided, however, that the Owner recognizes that Owner's Consultants (and not Architect) are ultimately responsible for their work. Architect shall review and recommend payments to the Owner's Consultants, but shall not be responsible for their payment.

                  1.1.6 In the process of performing the services set forth in Articles 2.2-2.5, Architect shall issue drawings in accordance with the Schedule. Copies of each drawing will be made available to Bovis, accompanied by a transmittal letter stating which parties should receive a copy of such drawing; Bovis, and not Architect, shall then be responsible for dissemination to all such parties.

                  1.1.7 Architect's Relationship With Construction Manager.

                        (a) Owner has entered into an agreement (the "Bovis Agreement") with Lehrer McGovern Bovis, Inc. ("Bovis") pursuant to which Bovis shall perform construction management services in connection with Phase I of the Project. Architect acknowledges and confirms that the Bovis Agreement provides for




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                                                                               5

an at-risk Guaranteed Maximum Price ("GMP") for Phase I of the Project, that the GMP will be adjusted from time-to-time, and that the GMP is based on certain qualifications, assumptions, exclusions and allowances which may change from time-to-time in accordance with the Bovis Agreement. The above-described qualifications, assumptions, exclusions and allowances as of the execution date of this Agreement that are relevant for purposes of this Agreement (collectively, the "Assumptions") are attached to this Agreement as Exhibit J, and Owner shall promptly inform Architect of any changes to the GMP or Assumptions.

                        (b) Unless otherwise directed by Owner, all Construction Documents (as defined below) (including all revisions of same) shall be consistent with the Assumptions then in effect and the approved Design Development Documents (as defined below). Architect shall promptly advise Bovis and Owner upon Architect becoming aware of any inconsistencies between one or more of the Assumptions and the approved Design Development Documents, and shall follow Owner's directions with respect to whether the Construction Documents shall be consistent with such Assumptions or with the approved Design Development Documents.

                        (c) All drawings and other documents prepared by Architect pursuant to Articles 2.3-2.5 (including all revisions of same) (collectively, the "Drawings") shall be reviewed by Owner and Bovis, are subject to Owner's approval and shall, subject to subsection 1.1.7(d), be revised as Owner directs (all such approvals and directions to be in accordance with Article 4.3). In addition, Bovis shall consult with Architect in connection with the preparation of all Drawings




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                                                                               6

and shall supervise, manage and coordinate the "value engineering" process pursuant to which, among other things, (i) Owner and Bovis shall provide Architect with information that will enable Architect (to the extent feasible) to prepare Drawings that are consistent with all allowances (as defined in the Bovis Agreement) (subject to any changes desired by Owner), (ii) Architect shall prepare Construction Documents in accordance with Article 1.1.7(b), (iii) Architect shall study and consider cost savings, value engineering and similar proposals made by Owner or Bovis, shall itself make such proposals as appropriate, and shall, with Owner's approval, implement such proposals, (iv) during the design phases of the Project, Architect shall promptly advise Owner and Bovis in writing whenever, in Architect's best judgment as a design professional familiar with the construction industry, the information contained in a Drawing is inconsistent with any cost estimates or cost information previously provided to Architect by Owner or Bovis, (v) whenever Architect makes a modification to a Construction Document that has been "sealed" and submitted to the applicable governmental authority, such modification shall "bubble" the changes made, (vi) Architect shall, promptly following Architect's submission of each Construction Document (or revision thereto) with respect to which the foregoing clause (v) does not apply, and promptly following Architect's submission of any revision of a Design Development Document, verbally describe to Owner and Bovis, at a meeting attended by Owner, Bovis and Architect, all material differences between such Construction Document and the approved Design Development Document(s) covering the same components of the Project, or between the revision and the prior version of the applicable Drawing, as applicable (Owner acknowledging and




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                                                                               7

confirming that with respect to initial submissions of Construction Documents, progressions, refinements and detailings that are natural when architectural drawings advance from the design development phase to the construction phase are not material differences for purposes of this clause (vi)), and shall promptly prepare or cause the appropriate Architect's Consultants to promptly prepare (and distribute to Owner and Bovis) a written list of all such material differences covered by each such verbal description, and (vii) subject to
Section 2.6.7, whenever Bovis submits to Architect a plan, proposal, specification, drawing or request for information or clarification, Architect shall respond promptly, and in all events within seven (7) days, either graphically or in writing (as appropriate), with such information, clarification, approval, rejection or other decision, provided that if it is not reasonably feasible for Architect to so respond within seven (7) days, Architect shall, within such 7-day period, give Bovis a written explanation as to why such response is not reasonably feasible, and shall in all events so respond within seven (7) days after the expiration of said 7-day period. In addition, if Bovis notifies Architect that (1) the implementation of a proposed Drawing would violate applicable Legal Requirements, (2) any portion of a drawing is not constructible, and/or (3) a Drawing is inconsistent with any of the Assumptions, Architect shall, unless Owner otherwise directs, and taking into account all advice and information given to it by Owner and Bovis, promptly (and in accordance with the Schedule) revise the applicable Drawing as necessary and appropriate so as to make it constructible and/or consistent with both the Assumptions or Legal Requirements, as applicable, and Owner's requirements for the Project, provided that if the notification from Bovis is made after the applicable




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                                                                               8

Drawing has been approved by Owner, Architect shall not so revise such Drawing unless requested to do so by Owner in writing in accordance with Article 4.3. Architect shall cooperate and work with Owner and Bovis as contemplated by the foregoing. Notwithstanding any term or provision of this Agreement, Owner acknowledges that Architect shall have no obligation or legal responsibility with respect to the establishment of the GMP, or any construction costs, pricing or compliance with the GMP, except as expressly set forth in this Agreement.

                        (d) Modifications of Drawings shall not be deemed an Additional Service if either (i) Owner's direction to make such modification is received (or, in the case of Article 2.5.2 only, the necessity to make such modification first arises), before such Drawing is approved by Owner (unless, with respect to a Construction Document, such modification involves a material change in the design intent of the Project as indicated by the approved Design Development Documents); (ii) such modification, in the case of a Design Development Document, is not a change in quality or scope; or (iii) such modification is necessitated by a change in Legal Requirements effectuated before the applicable Drawing is approved by Owner or that Architect should, in the exercise of due diligence, have anticipated.

                                ARTICLE 2

                   SCOPE OF ARCHITECT'S BASIC SERVICES

            2.1 Definition. The Architect's basic services ("Basic Services") consist of those services described in Article 1, this Article 2 and all other provisions




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                                                                               9

of this Agreement other than Article 3, and includes necessary and appropriate structural, mechanical, plumbing and electrical engineering services.

            2.2 Pre-Schematic Design Phase. Prior to the execution of this Agreement, Architect, beginning on January 2, 1996, provided Pre-Schematic Design Services, including Master Planning, Programming and Thematic Design under separate letter agreements dated February 1 and April 17, 1996. The Master Plan, Program, and Theme Concept which were developed generally define the requirements of each component of the Project and were approved by Owner prior to the execution of this Agreement.

            2.3   Schematic Design Phase.

                  2.3.1 The Architect has provided a preliminary evaluation of the Owner's program, planning, and schedule requirements, each in terms of the other.

                  2.3.2 Supplementing Article 1.1.7, the Architect has prepared and reviewed with the Owner alternative approaches to design and construction of the Project and has submitted this information to Owner and Bovis in a reasonable format. Architect has assisted, and shall continue to assist, in evaluating the functional, cost, and time benefit of alternative approaches to design and construction, whether such alternative was proposed by the Architect, Bovis or by others.

                  2.3.3 Based on the mutually agreed upon Master Plan, Program, and Theme Concept, and directions from Owner, Architect has prepared, and Owner approved prior to the execution date of the Agreement, Schematic Design Documents consisting of drawings and other documents to establish the scope and




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                                                                              10

quality of the Work, and illustrating the scale and relationship of Project components. Subject to the provisions of Article 1.1.5, the Architect has incorporated into the Schematic Design Documents the documentation and services performed by Owner's Consultants.

                  2.3.4 Architect has engaged in a series of "charettes" with Owner to complete the Schematic Design phase. Appropriate senor design staff of Architect were available in Las Vegas during these periods.

            2.4   Design Development Documents Phase.

                  2.4.1 On March 31, 1997, the Architect submitted, for approval by the Owner, Design Development Documents consisting of drawings and other documents to fix and describe the size and character of the Project as to architectural, structural, mechanical and electrical systems, materials and such other elements as may be required or appropriate to complete the Project. Subject to Owner's comments and clarifications, the Design Development Documents have been approved by Owner and were based on the approved Schematic Design Documents and directions from Owner and, subject to the provisions of Article 1.1.5, incorporated the documentation and services that at the time had been performed by Owner's Consultants.

            2.5   Construction Documents Phase.

                  2.5.1 Based on the approved Design Development Documents and the Assumptions then in effect, but subject to any contrary directions from Owner, the Architect will proceed to prepare, for approval by Owner, the Construction Documents (i.e., the (a) graphic and pictorial descriptions of the Project,




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                                                                              11

showing the design, location and dimensions of each component thereof, generally including plans, elevations, sections, details, schedules and diagrams and (b) written requirements for materials, equipment, construction systems and standards of workmanship) required to construct the Project and covering the items set forth in Appendix H. Subject to the provisions of Article 1.1.5, Architect shall incorporate into the Construction Documents the documentation and services performed by Owner's Consultants.

                  2.5.2 If, during the Construction Documents or Construction Phase Owner elects to utilize a proprietary system or component, or to furnish a system or components for which final drawings and specifications will be furnished by Bovis, a trade contractor or an Owner's Consultant, Owner agrees that (a) such drawings and specifications shall bear the seal and signature of an appropriately registered design professional, and (b) Architect shall not be responsible for the accuracy, completeness, and technical sufficiency thereof. However, Architect shall be responsible for coordinating such work into the overall Project and the Construction Documents, provided that any modifications to Drawings necessitated by such work shall be governed by Article 1.1.7(d).

                  2.5.3 Architect understands that the second (north) hotel tower, to be constructed on the north portion of the site, will be substantially similar to the first (south) hotel tower for those portions of the tower above the podium; that construction of the north tower will begin later than the south tower; and that it shall not be "fast tracked." Therefore, the Construction Documents prepared for the design of the north hotel tower will reflect the approved Phase I Construction Documents,




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                                                                              12

any design changes made or incorporated during the Construction Phase for Phase I, and any further directions from Owner (which are likely to include a decision by Owner that the entire exterior of the north tower will be designed with a substantially different character and appearance than that of the south tower), and shall be submitted to Owner for approval when requested by Owner.

            2.6   Construction Phase.

                  2.6.1 The Architect's responsibility to provide the Basic Services for the Construction Phase under this Agreement commences as of the date hereof and terminates, with respect to each phase of the Project, four (4) months after the Substantial Completion Date (as defined below) of such phase (but no later than August 21, 1999 for Phase I and the Phase II Outside Date (as defined in Article 3.4) for Phase II). As used herein, "Substantial Completion Date" shall mean the date, as agreed to by Owner and Bovis, on which substantial completion of such phase was achieved.

                  2.6.2 The Architect shall, as directed by the Owner and in a cooperative effort with Owner's Development Management Staff (as defined in Article 8.13), provide administration of construction as set forth below.

                  2.6.3 The Architect shall visit the site at least once a week (and shall cause Architect's Consultants to visit the site at least once a week during the stages of construction pertinent to their disciplines) to become generally familiar with the progress and quality of the Work and to determine in general if the Work is being performed in a manner indicating that the Work when completed will be in accordance with the Contract Documents. However, the Architect shall not be




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                                                                              13

required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Work. On the basis of on-site observations as an architect and any other available information, the Architect shall keep the Owner informed of the progress and quality of the Work, and shall endeavor to guard the Owner against, and inform the Owner of, defects and deficiencies in the Work, and, upon request by the Owner, shall advise about remedial measures. The Architect shall work in a cooperative effort with the Owner's Development Management Staff to represent the Owner's interests in regard to the construction of the Project.

                  2.6.4 The Architect shall not have control over or be in charge of, nor be responsible for construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work. The Architect shall not be responsible for Bovis' or any trade contractor's schedules or failure to carry out the Work in accordance with the Contract Documents not caused by Architect, but shall be required to notify the Owner in writing if Architect learns of any such deviations. The Architect shall not have control over or charge of acts or omissions of Bovis, trade contractors, subcontractors, their agents or employees, or of any other persons performing portions of the Work.

                  2.6.5 The Architect shall at all times have access to the Work wherever it is in preparation or progress.

                  2.6.6 All communication from the Architect and Architect's Consultants to Bovis shall be forwarded through Owner except for communications pursuant to Article 1.1.7(c). Communications by and with the Architect's Consultants




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                                                                              14

shall be through the Architect, and the Architect shall copy the Owner on all communications with Architect's Consultants and Owner's Consultants.

                  2.6.7 The Architect shall review and approve or take other appropriate action upon submittals by Bovis such as Shop Drawings, Product Data and Samples, but only for the limited purpose of checking for conformance with the Contract Documents. Pursuant to Section 3.3.25 of the Bovis Agreement, (a) Bovis shall receive and review all Shop Drawings, Product Data and Samples prior to their submission to Architect for the purpose of checking for general conformance with the Contract Documents; (b) if any such submittal is deemed to be in such general conformance, Bovis shall promptly forward it to Architect; and (c) if any such submission is deemed to not be in such general conformance, it shall be returned to the applicable trade contractor for correction and resubmittal to Bovis. The Architect shall take action based upon a mutually agreeable schedule prepared by Bovis for shop drawing submission and approval. This schedule shall be updated as appropriate to reflect the actual progress of the Work. The Architect will use its best effort and judgment to act on all submittals within fourteen (14) days of receipt of each appropriately transmitted submission, and within seven (7) days of receipt of each appropriately transmitted resubmission. To the extent that submissions are deemed to be partial or incomplete, they shall be returned to Bovis for resubmittal upon proper completion by the applicable trade contractor. Review of such submittals is not conducted for the purpose of substantiating instructions for installation or performance of equipment or systems designed by Bovis or a trade contractor, all of which are not the responsibility of Architect. In addition, the following are also not the




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                                                                              15

responsibility of Architect in connection with Architect's review of such submittals: (i) determining and verifying all materials, field measurement and field construction criteria related to such submittals; (ii) checking such submittals and calculations for complete dimensional accuracy; (iii) coordinating the work covered by such submittals; (iv) checking to insure that work contiguous with and having bearing on the Work shown on such submittals is accurate and clearly shown; and (v) checking that the applicable equipment will fit into the assigned spaces. The Architect's review shall not constitute approval of safety precautions, construction means, methods, techniques, sequences or procedures. The Architect's approval of a specific item shall not indicate approval of an assembly of which the item is a component. When professional certification of performance characteristics of materials, systems or equipment is required by the Contract Documents, the Architect shall be entitled to rely upon such certification to establish that the materials, systems or equipment will meet the performance criteria required by the Contract Documents.

                  2.6.8 Architect shall advise Owner whenever Architect considers it necessary or desirable to recommend additional inspection or testing of the Work, whether or not such Work is fabricated, installed or completed.

                  2.6.9 The Architect shall, if requested, assist the Owner in
(a) the selection of trade contractors and (b) evaluating Bovis' proposals in connection with Scope Changes (as defined in the Bovis Agreement).

                  2.6.10 The Architect shall conduct site visits to assist the Owner in determining the date or dates of Substantial Completion and the date or dates of Final Completion for each or designated portions of each phase of the




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                                                                              16

Project. At Owner's written request, Architect shall receive and forward to Owner for Owner's review all records, written warranties and related documents required by the Contract Documents and assembled by Bovis. During the Construction Phase of each phase of the Project, the Architect shall timely execute and deliver (a) any certificates (but not so-called "certificates of payment") reasonably required or requested by Lender (as defined in Article 8.6(d)) as part of Lender's disbursement process and (b) a certificate of substantial completion with respect to each trade contract.

            2.7   Other Basic Services.

                  2.7.1 Architect shall be represented and participate in periodic Project review meetings to be held, at the Owner's discretion, in Las Vegas, Nevada or in the offices of either of the entities constituting Architect. Accurate minutes shall be taken by Architect to identify action items with responsibilities and times to complete and such minutes shall be promptly forwarded to Owner and anyone else designated by Owner. It is also the responsibility of Architect to disseminate pertinent information regarding the Project to the appropriate project team members.

                  2.7.2 (a) Architect shall assist the Owner in preparing a definitive Program for the Complex, drawing upon the knowledge and abilities of Homer Rissman of the firm Rissman & Rissman in Las Vegas, who has been engaged by Owner in connection therewith. Programming services will include assisting the Owner in the establishment of the Projects' architectural program including department goals and philosophy; physical requirements such as area, adjacencies, ceiling heights, etc.; summary of equipment and furnishings, etc., along with other




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                                                                              17

criteria pertinent to the design of the space. This will be an ongoing, evolutionary task that will continue to change throughout the course of the design process.

            (b) Architect shall ensure that the Owner-approved concepts which were developed during the Pre-Schematic Design Phase are carried through during subsequent design and construction phases. This effort will ensure that there is continuity on the Project so that consultants and Architect establish consistent systems and materials, common specifications, integrated fire/life safety and exiting, consistent structural and mechanical, electrical, and plumbing systems, etc. Key details will be developed to be used throughout the entire project site, and materials, colors and similar design elements will be coordinated.

                  2.7.3 Architect shall provide site representation in Las Vegas with its own staff to complete the performance of Architect's services hereunder. From the date hereof until the Construction Documents Phase with respect to Phase I of the Project has been completed (such time period, the "Design Period"), such site representation shall include, without limitation, each of James Beyer, Chris Belknap, Michael Paneri, Easley Hamner, William McGee and Michael McKay on an as-needed basis (as reasonably determined by Owner), provided that if any of the foregoing individuals (or any replacement of any such individual selected pursuant to this sentence) become unavailable pursuant to the last sentence of this Article 2.7.3 or for any reason beyond the reasonable control of Architect (e.g., such person is no longer employed by or associated with Architect), his replacement shall be selected by Architect, subject to Owner's approval. Other on-site representation during the Design Period, and on-site representation thereafter, shall be provided by Architect as




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                                                                              18

requested by Owner, provided that Owner agrees to take Architect's desire to minimize on-site staffing into account when making such requests. Owner has agreed to make space available in Las Vegas for a project office sufficient to accommodate a staff of approximately four people, with additional space to accommodate meetings of 20 people, and Owner will cover the rent and utilities associated with this on-site office, including the costs of supplies, telephone, office furniture, equipment such as photocopier, fax machine, printer, and plotter, and the costs of shared secretarial support for telephone answering and mailing. Notwithstanding any other provision hereof, Owner shall have the right to require Architect to replace any member of its senior staff or personnel for the Project (including the Project Representative and any of the personnel described in the foregoing provisions of this Article 2.7.3), but only for good cause described in writing to Architect and provided that Architect shall be provided a reasonable period of time to replace such member (subject to Owner's approval of such replacement).

                  2.7.4 Architect shall retain a clerk/expediter during the Construction Phase of each Phase of the Project in support of the Architect's duties set forth in Article 2.5 and Appendix E of this Agreement. The clerk/expediter person shall: (1) provide services on a full time basis for the Architect; (2) be selected and hired by the Architect; and (3) receive direction from the Architect exclusively, except on those occasions when the Owner issues directives directly to the clerk/expediter to assist the Owner on construction-related issues. In the event that the Owner's use of the clerk/expediter shall occur at a time when such services shall create a conflict with ongoing needs or services of the Architect, the Architect, upon written approval of the Owner, which approval shall not be unreasonably withheld, shall be permitted to retain a second clerk/expediter for such ongoing needs or services. The reasonable fees and expenses of the clerk/expediter(s) shall be a Reimbursable Expense.

                  2.7.5 In addition to the on-site representation described in
Article 2.7.3, Architect shall, during the Construction Phase of each phase of the Project, provide a full-time project representative ("Project Representative") at the site whose duties are set forth in Exhibit E. The Project Representative shall be selected by Architect, subject to Owner's approval.

                  2.7.6 Architect shall assist the Owner in connection with obtaining zoning approvals and/or zoning variances and all other permitting, licensing and regulatory approvals so as to allow for development and construction of the Project. This shall include preparation of necessary documents (drawings, reports, models, renderings, computer simulations, etc.), as well as appearances at zoning hearings as an expert witness as requested by the Owner to meet governmental agency requirements.

                  2.7.7 The Drawings prepared by Architect hereunder, and Architect's construction administration services, shall cover the exterior shell and core for the Project's retail areas and all associated emergency egress areas. In addition, Architect shall consult with and assist Owner and Owner's retail manager in connection with the Project's interior retail space. Such assistance shall include preparing conceptual planning and tenant leasing diagrams, thematic facade work along the mall frontage, and design and construction detailing of service cores and corridors, exiting requirements, loading dock facilities, interior vertical linkage to the casino, hotel, pool deck and exterior bridges, etc. Notwithstanding the foregoing, tenant design and special design analysis relative to coordinating tenant connections to building systems are to be provided, upon Owner's request, as an Additional Service.

                  2.7.8 Architect shall prepare and deliver to Owner, and shall modify as directed by Owner, the illustration of Phase I of the Project and the "east convention center" specifically requested by Sheldon G. Adelson.

                  2.7.9 The Architect shall arrange, set the agenda and prepare the minutes for the "critical issues" meetings described in Article 4.4.

                  2.7.10 Architect acknowledges and confirms that all of its services hereunder for the Project shall include, in all respects, such services with respect to the central plant portion of the Project.

                  2.7.11 The Architect shall provide interior design services for "back-of-the-house" areas, including interior partitions, finishes, and interior colors and furniture selection.

                                ARTICLE 3

                           ADDITIONAL SERVICES

            3.1 General.

                  3.1.1 The services described in this Article 3 ("Additional Services") are not included in Basic Services. Additional Services shall be paid for by the Owner in accordance with Articles 9.2 and 10.3 in addition to the compensation for Basic Services. The services described under Article 3.2 (except for the services described in Section 3.2.16) shall only be provided if authorized or confirmed in writing by the Owner; as of the execution date of this Agreement, Owner has authorized the Additional Services set forth in Appendix I attached hereto. The services described in Section 3.2.16 shall be provided as required by the applicable provisions of this Agreement. The Owner hereby agrees to authorize any Additional Services described below which the Architect is required to perform or provide pursuant to any applicable Legal Requirement, unless the Architect is notified in writing of the Owner's decision to contest or seek a variance or waiver therefrom.

                  3.1.2 The Owner recognizes that the provision by the Architect of Additional Services may require adjustment to the Schedule and shall make and approve reasonable adjustments accordingly. Absent authorization as called for above, the Architect shall not commence performance of such Additional Services, nor be responsible for any delays or other impact that such non-performance may have on the Project.

            3.2   Additional Services.

                  3.2.1 Providing consultation concerning replacement of Work damaged by fire or other casualty during construction, and furnishing services required in connection with the replacement of such Work.

                  3.2.2 Providing services in connection with an arbitration proceeding or legal proceeding except where the Architect is party thereto and except where pursuant to Articles 1.1.3 and 2.7.6.

                  3.2.3 Providing design services for the proposed electrical substation.

                  3.2.4 Providing special surveys, environmental studies and submissions (other than Drawings prepared as part of Basic Services) required for approvals of governmental authorities or others having jurisdiction over the Project, except where pursuant to Articles 1.1.3 and 2.7.6.

                  3.2.5 Providing services to verify the accuracy of drawings or other information furnished by the Owner.

                  3.2.6  Providing analyses of owning and operating costs.

                  3.2.7 Providing interior design services for public spaces such as show theaters, casinos, hotel lobbies, hotel suites, restaurants, executive offices, or other interior portions of the complex, except as set forth in Appendix H, Article 2.7.7 and Article 2.7.11 and provided that "back of the house" interior partitions are a part of Basic Services.

                  3.2.8 Making investigations, inventories of materials or equipment or valuations and detailed appraisals of existing facilities.

                  3.2.9 Providing assistance in the utilization of equipment or systems such as testing, adjusting and balancing, preparation of operation and maintenance manuals, training personnel for operation and maintenance, and consultation during operation.

                  3.2.10 Providing demolition drawings or consulting services in relation to the demolition of existing structures or utility systems.

                  3.2.11 Preparing a set of reproducible record drawings showing significant changes in the Work made during construction based on marked-up prints, drawings and other data furnished by Bovis and trade contractors to Architect.

                  3.2.12 Assisting in the development of anticipated special events at the north and south property exteriors and within the retail mall. Such assistance may include the preparation of appropriate design documents and may continue until a show producer is engaged by the Owner to take over the process.

                  3.2.13 Providing services with respect to one of the two phases of the Project more than four (4) months after the Substantial Completion Date (as defined in Article 2.6.1) of such phase.

                  3.2.14 Subject to Article 2.7.7, providing tenant fit-out design services.

                  3.2.15 All services described on Appendix I, all of which have been authorized by Owner.

                  3.2.16 Subject to Section 1.1.7(d), modifications of Drawings pursuant to Articles 1.1.7(a)-(c), 1.1.3 and 2.5.2.

            3.3 Notwithstanding any of the foregoing, any services made necessary by any fault or omission of the Architect shall not be compensated as Additional Services.

            3.4 Owner and Architect acknowledge and confirm that notwithstanding any other provision hereof, (a) Architect's services in connection with Phase II are, as of the execution date of this Agreement, on hold and will continue to be on hold until Architect receives written notice from Owner to resume services for Phase II and (b) when Architect's Phase II services are resumed, Owner and Architect shall agree on (i) any appropriate increase in Architect's compensation hereunder, based solely on any increased wage costs and other out-of-pocket costs incurred by

Architect (as reasonably demonstrated by Architect to Owner) by reason of (l) the delay in performing Phase II services and/or (2) the "fast-track" nature of Phase II (if applicable); and (ii) the date (the "Phase II Outside Date") on which Architect's responsibility to provide Basic Series under this Agreement with respect to Phase II terminates.

                                ARTICLE 4

                        OWNER'S RESPONSIBILITIES

            4.1 The Owner shall provide full information regarding requirements for the Project, including a program which sets forth the Owner's objectives, schedule, constraints and criteria, including space requirements and relationships, flexibility, expandability, special equipment, systems and site requirements.

            4.2 Supplementing Article 1.1.7, the Owner and Bovis shall, with the assistance of Architect, establish and periodically update a construction estimate for the Project, including reasonable contingencies.

            4.3 (a) Notwithstanding any other provision hereof, but subject to
Article 4.3(b), (i) no modifications may be made to this Agreement without the express written approval of the Owner's Chairman, Sheldon G. Adelson ("SGA"), on behalf of Owner and (ii) whenever this Agreement refers to an approval, authorization, order or decision by the Owner, such approval, authorization, order or decision shall be deemed given or made only if it is given or made by SGA in writing

(or by an individual designated, either in Article 4.3(b) or by SGA in a written notice to Architect, as an individual having the express authority to give or make such approval, authorization, order or decision (an "Authorized Individual"), provided that any such designation (including the designations made in Article 4.3(b)) may be revoked by SGA at any time by written notice to Architect). If any such approval, authorization, order or decision by Owner is not given or made by SGA or an Authorized Individual in writing (or, with respect to an approval or authorization, expressly not given in writing by SGA or an Authorized Individual) within five (5) business days after the applicable request is made in writing by Architect, all milestones and deadlines in the Schedule not yet reached or achieved shall be extended by the number of days in the period from and including the day immediately after such five-business day period until and including the day that SGA or an Authorized Individual gives such approval or authorization (or expressly elects in writing not to give such approval or authorization), gives such order or makes such decision in writing. In this regard the Architect acknowledges and confirms that no apparent authority, agency or similar claims may be made by the Architect with respect to any such approval, authorization, order or decision given or made by any other purported representative or employee of the Owner but not expressly given or made in writing by SGA or an Authorized Individual, and all such claims are hereby waived by the Architect.

                  (b) Each of William Weidner and Brad Stone are hereby designated as an Authorized Individual to give or make approvals, authorizations, orders and decisions on behalf of Owner hereunder, but only with respect to approvals, authorizations, orders and decisions given or made by any such individual at one of the "critical issues" meetings.

                  (c) The provisions of this Article 4.3 shall continue to apply notwithstanding the assignment of this Agreement to a Permitted Assignee (as defined in Article 8.6(c)).

            4.4 There will be "critical issues" meetings with the Owner and the Architect (and, at Owner's option, Bovis), scheduled by both parties as appropriate, to discuss all outstanding issues and to obtain direction of the Owner for the advancement of the Project. Minutes from any such meeting prepared by Architect or Bovis shall reflect the information discussed and the authorizations and approvals granted at such meeting.

            4.5   The Owner shall furnish surveys describing physical

characteristics, legal limitations and utility locations for the site of the Project, and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data pertaining to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a project benchmark.

            4.6 Owner and/or Bovis shall furnish the services of geotechnical engineers when such services are reasonably requested by the Architect. Such services may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluation of hazardous materials, ground corrosion and resistivity tests, including necessary operations for anticipating subsoil conditions, with reports and appropriate professional recommendations.

            4.7 The Owner shall furnish structural, mechanical, chemical, air and water pollution tests, tests for hazardous materials, and other laboratory and environmental tests, inspections and reports required by law or by any agreement between Owner and a third party.

            4.8 The Owner shall furnish all legal, accounting and insurance counseling services as may be necessary at any time for the Project

            4.9 The services, information, surveys and reports required by Articles 4.5 through 4.8 shall be furnished at the Owner's expense, and the Architect shall be entitled to rely upon the accuracy and completeness thereof.

            4.10 Prompt written notice shall be given by the Owner to the Architect if the Owner becomes aware of any fault or defect in the Project or non-conformance with the Contract Documents.

            4.11 Proposed language of certificates or certifications requested of the Architect or Architect's Consultants shall be submitted to the Architect for review and approval ten (10) business days prior to execution, except in the event of an emergency or as a result of unforeseen events or time constraints. The Owner shall not request certifications that would require knowledge, responsibility, or services beyond the scope of this Agreement.

            4.12 The Owner shall furnish, or cause to be furnished, the services of various Owner's Consultants when such services are reasonably required by the scope of the Project and are reasonably requested by the Architect. The Owner recognizes that the Architect's responsibility for these Consultants is defined by Article 1.1.5. The Owner shall include in its contracts with all the Owner's Consultants a requirement that they will cooperate with the coordination requests and other appropriate efforts of the Architect.

            4.13 Owner shall provide (or cause Bovis to provide) printing services for, document storage of all originals of, and document inventory of, all Drawings. Architect shall, as a Basic Service, provide document storage of stamped copies of, and document inventory of, all Drawings.

                                ARTICLE 5

                            CONSTRUCTION COST

            Evaluations of the Owner's conceptual or definitive estimates of construction cost (including the GMP) that are performed by Architect at Owner's request represent the Architect's best judgment as a design professional familiar with the construction industry. It is recognized, however, that (a) the development of the GMP is the responsibility of Owner and Bovis, not Architect,
(b) the Architect's responsibility with respect to the GMP and actual Project costs shall only be as expressly set forth in this Agreement and (c) neither the Architect nor the Owner has control over the cost of labor, materials or equipment, or over competitive bidding, market or negotiating conditions. Accordingly, the Architect cannot and does not warrant or represent that bids or negotiated prices will not vary from the Owner's Project budget or from the GMP or any other estimate of construction cost.

                                ARTICLE 6

                       USE OF ARCHITECT'S DRAWINGS
                           AND OTHER DOCUMENTS

            6.1 (a) All Drawings and other work product of Architect hereunder, whether in the form of prints, reproducible copies or computer data, are and shall remain the property of Architect. All copies of Drawings and other work product of Architect hereunder retained by Owner may be utilized by Owner only for Owner's use with respect to the Project, and not for the construction of any other project. (Owner's right to use the Drawings and other work product of Architect hereunder for the Project shall survive any termination of this Agreement.) The foregoing is subject to the provisions of Section 6.1(c).

                  (b) Notwithstanding the first sentence of paragraph (a) of this Article 6.1, but subject to Article 6.3, Architect agrees not to utilize (or permit to be utilized) any Drawing or other work product of Architect hereunder, or any portion thereof, without the express prior written approval of Owner.

                  (c) Provided that Architect has been paid in full for all services rendered hereunder, and only to the extent permitted by applicable law (Nevada Revised Statute Article 623.780), Architect hereby grants Owner the right to use, and permit third parties to use as authorized by Owner, any Drawing or other work product of Architect hereunder for any project other than the Project; provided, however that (i) if Owner uses, or permits a third party to use, any Drawing or other such work product, Owner shall indemnify and hold the Architect harmless from and against all claims, including reasonable attorneys' fees, arising out of such use and (ii) Architect shall retain its right under federal copyright law to bring a claim against any third party that uses any Drawing or other such work product without having properly obtained or derived the right to do so from or through Owner.

                  (d) The provisions of this Article 6.1 shall survive any termination of this Agreement.

            6.2 In the event that the Owner obtains intellectual property rights to themes, designs, plans, or other documents and materials developed for this Project, the Owner will inform the Architect of such action and the Architect will respect these rights as confidential and proprietary. The Owner shall indemnify the Architect against any and all claims by third parties for intellectual property rights and/or disputes related to themes, designs, plans, or other documents and materials developed in connection with this Project and obtained by Owner, except to the extent any such claim or dispute relates to a breach by Architect of this Agreement or any other wrongful act of Architect.

            6.3 Submission or distribution of documents to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of either the Architect's or the Owner's rights.

            6.4 The Architect shall have the right to photograph the exterior and interior of the completed complex, and to include photographs and other representa-tions of the design of the Project among the Architect's promotional and professional materials once such material has been reviewed and approved by the Owner, which approval shall not be unreasonably withheld. The Owner shall provide professional credit for the Architect on the construction sign and in the promotional materials for the Project as it relates to the development and construction of the Project.

                                ARTICLE 7

                 TERMINATION, SUSPENSION OR ABANDONMENT

            7.1 The Architect may terminate this Agreement (a) should the Owner substantially fail to perform in accordance with the terms of this Agreement (but subject to Article 9.4.3), or (b) if the Project is permanently abandoned by the Owner. If the Architect's services are completely suspended for more than sixty (60) consecutive days, the Architect may treat such suspension as a permanent abandonment by the Owner. The Architect shall provide written notice to the Owner specifying the basis for termination, and upon receipt, the Owner shall have fourteen (14) days to cure the deficiency upon which the Architect is basing its right to terminate. If the ability to cure will take more than fourteen (14) days, and the Owner is making a conscientious effort to effect said cure, then the cure period shall be extended for such reasonable time as required, provided that this extended cure period shall not apply to the Owner's failure to make payments to the Architect in accordance with Articles 9 and 10.

            7.2 If the Architect's services are suspended by the Owner, the Architect shall be compensated for services performed prior to such suspension. When the Project is resumed, Architect's compensation shall be equitably adjusted to provide for expenses incurred in the interruption and resumption of Architect's services.

            7.3 The Owner may terminate this Agreement in whole or in part. Termination may be (a) for the Owner's convenience; or (b) because of the Architect's failure to substantially perform in accordance with the terms of this Agreement. The Owner shall provide a notice of termination to the Architect specifying the nature, extent and effective date of termination. If terminated for default, the Architect shall have twenty-five (25) days to cure the deficiency upon which the Owner is basing its right to terminate, so long as Architect sends Owner a written notice of its intention to cure such deficiency (which notice must include a reasonably detailed description of how Architect intends to effectuate such cure) within seven (7) days after Architect receives Owner's notice of termination. If the ability to cure will take more than twenty-five (25) days, and the Architect is making a conscientious effort to effect said cure, then the cure period shall be extended for such reasonable time as required. If the Architect does not cure the deficiency within the stated time, or the termination is one of convenience, the Architect shall (1) immediately discontinue all services affected (unless the notice directs otherwise); (2) deliver and assign to the Owner copies of all data, drawings, specifications, reports, estimates, summaries, correspondence, logs and all other information and materials generated and accumulated in performing its services, whether completed or in progress, which the Owner may request; (3) enter into no further agreements except as necessary to complete any continued portion of the Agreement; (4) terminate all agreements with Architect's Consultants to the extent they relate to the services terminated and, subject to receipt of funds from Owner for all applicable bills and invoices, shall pay the Architect's Consultants for all services rendered through the date of termination; (5) at Owner's option, assign all consulting agreements to the Owner and provide the Owner with all right, title, and interest of the Architect under the consulting agreements terminated, in which case the Owner shall have the right to settle or to pay reasonable termination costs arising out of the termination; (6) complete performance of services not terminated; and (7) cooperate with the Owner and the replacement architects and/or engineers as requested.

            7.4 If this Agreement is terminated by Owner for default, the Architect shall be compensated for the amount (the "Base Amount") due under this Agreement for services performed as of the effective date of the termination, including any remaining Surety Amount (as defined in Article 9.4.3) (unless the applicable default of Architect is Architect's failure to prepare, stamp, file and/or sign a Drawing when required or appropriate), less (a) any reasonable and necessary costs incurred by the Owner to complete the Architect's remaining services under the Agreement over and above the amounts that would have been paid to the Architect hereunder to complete such remaining services; and (b) the reasonable and necessary costs to the Owner to remedy defective or deficient services by the Architect. No amount shall be paid by Owner to Architect pursuant to this Article 7.4 until the amount of each of the items set forth in clauses (a)-(b) of the preceding sentence has been determined, provided that any amount which Owner, in its sole discretion, determines will in all circumstances be owed to Architect after the deductions pursuant to said clauses (a)-(b) are determined and made, shall be paid by Owner to Architect promptly after such termination. If the amount of said deductions exceeds the Base Amount, the amount of such excess shall be paid by Architect to Owner promptly after the amount of said deductions are determined.

            7.5 If this Agreement is terminated by Owner for convenience, the Owner shall make an equitable adjustment in the Basic Compensation (as defined in Article 10.2) but shall allow no anticipated profit on unperformed services. Said equitable adjustment shall take into account the following:

                  7.5.1 All portions of the Basic Compensation due Architect for Basic Services performed through the effective date of termination;

                  7.5.2 All reimbursable costs under this Agreement not previously paid for the performance of services up to the effective date of the termination, plus those costs that may continue for a reasonable time with the written approval of the Owner, provided that Architect shall discontinue those costs as rapidly as possible;

                  7.5.3 Payment in accordance with the provisions hereof for Additional Services performed through the effective date of termination;

                  7.5.4 The cost of settling and paying termination settlements under terminated consultant agreements that are properly chargeable to the terminated portion of this Agreement;

                  7.5.5 The reasonable costs of settlement of the terminated services, including accounting, legal, clerical, and other expenses reasonable and necessary for the preparation of, or review of, termination settlement proposals and supporting data;

                  7.5.6 Any advance payments to the Architect for the terminated portion of the Architect's services not previously credited to the Owner's account;

                  7.5.7 Services performed by Architect in accordance with the last sentence of Article 7.3; and

                  7.5.8 Any outstanding sum owed to the Owner as the reasonable and necessary cost to remedy defective or deficient services by the Architect. In addition, if this Agreement is terminated by the Owner for convenience at any time, then (a) the Owner shall pay to the Architect, in addition to all amounts due Architect pursuant to the foregoing provisions of this Article 7.5, a severance payment of Three Million Dollars ($3,000,000.00), and (b) the Owner shall (1) provide, simultaneously with the above payment, a letter of recognition to the Architect for its design services, (2) if Architect is terminated after the Construction Documents have been approved by Owner, identify Architect as the architect for the Project in all marketing and publicity for the Project and (3) make no negative statements to any third party with respect to the performance of the Architect's services on the Project.

                                ARTICLE 8

                        MISCELLANEOUS PROVISIONS

            8.1 This Agreement shall be governed by the laws of the state of Nevada applicable to contracts made and to be wholly performed within such state.

            8.2 The obligations and liabilities of Architect hereunder are the joint and several obligations and liabilities of each of the entities constituting Architect. In addition, each of The Stubbins Associates, Inc. and Wimberly Allison Tong & Goo, Inc. (each, an "Affiliated Company") hereby agrees that it shall be jointly and severally liable (with the other Affiliated Company and each of the entities constituting the Architect) for the obligations and liabilities of Architect hereunder.

            8.3 Causes of action between the parties to this Agreement pertaining to acts or failures to act shall be deemed to have accrued, and the applicable Nevada statute of limitations shall commence to run, four (4) months after the date of Substantial Completion of the Project; provided, however, that said causes of action shall accrue at a later date in those instances when the Owner and/or its agent could not know, through the exercise of reasonable diligence, all material facts essential to show the element of said causes of action.

            8.4 The Owner (on behalf of itself and Owner's Consultants) and Architect (on behalf of itself and Architect's Consultants) waive all rights against each other and against Bovis, trade contractors and subcontractors, consultants, agents and employees of the other for damages to the Project covered by any property insurance, but only to the extent of actual recovery of any insurance proceeds relating to such damage. The Owner and Architect each shall require similar waivers from their consultants and agents, and Owner shall require similar waivers (naming Architect and Architect's Consultants) from its trade contractors, subcontractors and Bovis.

            8.5 The Architect assumes no duty or responsibility hereunder which may be construed as being for the benefit of and thereby enforceable by Bovis, or any trade contractor or subcontractor, or any of their bonding companies, it being understood that subject to Article 8.8, the Architect's obligations are to the Owner and Owner's successors and permitted assigns.

            8.6 (a) The Agreement shall be binding upon and inure to the benefit of Owner and Architect and their respective successors and permitted assigns.

                  (b) The Architect shall not assign or transfer its rights or obligations under this Agreement without the prior written consent of the Owner.

                  (c) Owner shall have the right to assign this Agreement to one or more entities affiliated with Owner so long as Owner's ownership of the Project and rights under the loan documents with Lender (as defined below) are assigned to such entity or entities (such entity or entities, the "Permitted Assignee"). In the event Owner assigns its interest under the Contract Documents to a Permitted Assignee, such Permitted Assignee shall assume Owner's obligations under this Agreement, and Architect agrees that Owner shall thereupon be completely released from any liability under this Agreement, whether accruing prior to or after the date of assignment (except with respect to any breaches by Owner prior to the date of assignment), and Architect shall look solely to the Permitted Assignee for performance of Owner's obligations under this Agreement. In addition, Owner shall have the right to assign this Agreement, as it relates to Phase II of the Project only, to a Permitted Assignee, so long as Owner's ownership of the land on which Phase II is to be constructed is held by such Permitted Assignee. In the event such assignment is made, such Permitted Assignee shall assume Owner's obligations under this Agreement with respect to Phase II only, Owner shall thereupon be completely released from any liability under this Agreement relating to Phase II, whether accruing prior to or after the date of assignment (except with respect to any breaches by Owner prior to the date of assignment), and Architect shall look solely to the Permitted Assignee for the performance of Owner's obligations under this Agreement with respect to Phase II. Notwithstanding any of the foregoing, if a Permitted Assignee is two or more entities, (a) the obligations and liabilities of Owner hereunder that are assigned to such Permitted Assignee pursuant to the foregoing shall be the joint and several obligations and liabilities of each of such entities and (b) such entities shall inform Architect in writing which one (and only one) of such entities shall have the power and authority to act as (and bind) Owner with respect to each right of Owner hereunder and each decision, authorization, approval, order and confirmation to be made by Owner hereunder (subject in all events to the provisions of Article 4.3). In all events, Architect shall have no recourse against the officers, directors, employees, agents and direct and indirect owners of Owner in connection with the obligations and liabilities of Owner hereunder.

                  (d) Owner shall have the right to assign this Agreement as security to one or more of its lenders (collectively, "Lender"). If this Agreement is so assigned to Lender, Architect will, on request, execute and deliver such documents and instruments as Lender may reasonably request in connection with this Agreement and such assignment, including, without limitation, an agreement whereby Architect agrees to perform its services hereunder for Lender or its designee in the event that any default by Owner shall occur under the agreement with respect to which such assignment has been made.

                  (e) Architect acknowledges and confirms that if this Agreement is terminated for any reason whatsoever, Owner shall have the right to engage either of the entities constituting Architect (or any affiliate thereof) to perform architectural and engineering services in connection with the Project or any other project. There is, and there shall be, no agreement between the entities constituting Architect prohibiting such an engagement. The provisions of this Article 8.6(e) shall survive any termination of this Agreement.

            8.7 This Agreement represents the entire and integrated agreement between the Owner and Architect and supersedes all prior negotiations, repre sentations or agreements between them, whether written or oral, including, without limitation, the letter agreements described in Article 2.2 and the December 19, 1996 Memorandum of Understanding. This Agreement may be amended only by written instruments signed by both Owner and Architect.

            8.8 (a) Nothing contained in this Agreement shall create a contractual relationship with or a cause of action in favor of a third party (including Bovis) against either the Owner or Architect, provided that, to the extent such provisions may be enforceable under applicable law, Homer Rissman shall be entitled to rely on, and enforce against Architect, the provisions of Article 9.4.3.

                  (b) Notwithstanding the fact that Bovis is not a third party beneficiary of this Agreement and therefore has no rights hereunder, Owner agrees that if Bovis nevertheless asserts a contractual claim (for itself and not on behalf of or for the benefit of Owner) against Architect solely on account of a breach or alleged breach by Architect of this Agreement, Owner shall indemnify and hold harmless Architect from and against all losses, costs and expenses, including reasonable attorneys fees, arising out of such claim.

            8.9 Unless otherwise provided in this Agreement, the Architect shall have no responsibility for the discovery, presence, handling, removal or disposal of or exposure of persons to hazardous materials in any form at the Project site, including but not limited to asbestos, asbestos products, polychlorinated biphenyl (PCB) or other toxic substances.

            8.10 All services performed for the Architect by an Architect's Consultant shall be pursuant to an appropriate written agreement which shall contain provisions that (a) preserve and protect the rights of the Owner with respect to the services to be performed under the consulting agreement, (b) obligate such consultant to comply with the provisions in this Agreement relating to its services, and (c) provide for assignability of such agreement to the Owner or Owner's lender(s) as called for hereinabove.

            8.11 (a) Subject to the provisions of paragraph (b) of this Article 8.11, each party to this agreement (the "indemnifying party") shall indemnify and hold harmless the other party, and such other party's officers, directors, direct and indirect owners, agents and employees (and (a) Architect's Consultants, if the indemnifying party is Owner and (b) Bovis and Owner's Consultants, if the indemnifying party is Architect), from and against all claims, suits, losses, damages, costs and expenses arising out of or relating to this Agreement or the Project, to the extent that the same (a) are attributable to bodily injury, sickness, disease or death, or to damage or destruction of tangible property, and (b) are the result of the negligent acts or omissions or willful misconduct, in whole or in part, of the indemnifying party. Such express indemnity obligation shall expire twelve (12) months after the date of Substantial Completion of the Project, but such express indemnity obligation shall not be construed to negate, abridge, or reduce the other duties or obligations (of indemnity or otherwise) which the indemnifying party owes to the other party under this Agreement or applicable law.

                  (b) Notwithstanding any other provision hereof, to the extent any liability of Architect, either (a) in connection with a breach by Architect of this Agreement or (b) pursuant to paragraph (a) of this Article 8.11, is covered by insurance required to be maintained by Architect pursuant to Article 8.14, such liability shall not exceed the greater of (i) the amount of proceeds actually paid by the applicable insurance company with respect to such liability and (ii) the amount of such proceeds that would have been paid by such insurance company if (1) Architect had fully complied with the provisions of Article 8.14 and had prosecuted the applicable claim with such insurance company with diligence and (2) such insurance company had the financial wherewithal to pay such proceeds and would pay such proceeds if legally obligated to do so, provided that the foregoing shall not apply to the extent Architect's liability is due to its willful or intentional misconduct or gross negligence.

            8.12 Until otherwise directed by Architect, all written notices from Owner to Architect shall be sent to:

                  W. Easley Hamner, FAIA
                  TSA of Nevada, LLP
                  c/o The Stubbins Associates, Inc.
                  1033 Massachusetts Avenue
                  Cambridge, MA 02138

                  Michael R. Paneri, AIA
                  WAT&G, Inc. Nevada
                  2260 University Drive
                  Newport Beach, CA 92660

            8.13 Until otherwise directed by Owner, all written notices from Architect to Owner shall be sent to:

                  Stuart Mason
                  Venetian Casino Resort, LLC
                  3355 Las Vegas Boulevard, South
                  Las Vegas, NV 89109

                  David Friedman
                  Venetian Casino Resort, LLC
                  3355 Las Vegas Boulevard, South
                  Las Vegas, NV 89109

The Owner shall maintain a staff of personnel, known as Owner's Development Management Staff, to carry out the functions and duties of the Owner throughout the Project and under this Agreement. Any such functions and duties may, at Owner's option, be delegated to Bovis (and Bovis' personnel). The preceding two
(2) sentences are subject to Article 4.3.

            8.14 Each of the entities constituting Architect shall procure and maintain, at all times during the term of this Agreement and for a period three
(3) years thereafter, at its own cost and expense, the insurance coverage and limits set forth in Appendix F. All such insurance shall be placed with insurance carriers licensed to do business in Nevada on an admitted or surplus lines basis. The Architect shall furnish the Owner (and construction lenders, if requested) certificates or certifications of insurance giving evidence of the required coverage within one month of the signing of this Agreement, and on an annual basis thereafter. All insurance shall provide for one month of prior written notice to be given to the Owner and construction lenders in the event coverage is substantially changed, canceled, or non-renewed. Architect shall cooperate with Owner in connection with the obtaining and maintaining by Owner of its so-called "wrap-up" insurance, and notwithstanding the foregoing provisions of this Article 8.14, Architect shall not be required to procure and maintain the above-described insurance to the extent, if any, that such "wrap-up" insurance includes the above-described insurance and is reasonably satisfactory to Architect.

            8.15 Architect agrees as part of its Basic Services hereunder to follow any administrative or reporting procedures reasonably required by Lender and to cooperate with Owner in satisfying the reasonable requests and requirements of such Lender.

            8.16 In the event that any term or provision, or part or applicability thereof, of this Agreement is held to be illegal, invalid or unenforceable under law, regulations or ordinances of any federal, state or local governments to which this

Agreement is subject, such term or provision, or part or applicability thereof, shall be deemed severed from this Agreement and the remaining term(s) and provision(s) shall remain unaffected thereby.

                                ARTICLE 9

                        PAYMENTS TO THE ARCHITECT

            9.1   Payments on Account of Basic Services.

                  9.1.1 Owner and Architect acknowledge and confirm that as of the execution date of this Agreement, Architect has been paid for all services performed and expenses incurred through August 30, 1997, except that the Surety Amount described in Article 9.4.3 has not been paid.

                  9.1.2 In each calendar month beginning with November, 1997, Architect shall deliver to Owner no later than the 20th day of such calendar month a properly completed preliminary Request for Payment in the form of Appendix B attached hereto ("Payment Request"). Each preliminary Payment Request shall cover Basic Services and Additional Services performed (and anticipated to be performed) by Architect in such calendar month, provided that the preliminary Payment Request delivered in November, 1997 shall cover Basic Services and Additional Services performed in all prior months, through and including November, 1997, not covered by previous payments. After delivery to Owner of a preliminary Payment Request, Owner shall promptly (and in all events within three (3) business days) give Architect any preliminary comments it may have with respect thereto. Promptly after receipt of such comments, and in no event later than the 26th day of such calendar month,

Architect shall submit to Owner a final Payment Request, which final Payment Request shall cover the same items as the corresponding preliminary Payment Request, with appropriate changes in response to Owner's comments. Subject to
Article 9.4, Owner shall pay Architect the amount due with respect to a final Payment Request within seventeen (17) business days after receipt thereof (provided that such seventeen-business day period may be extended as necessary in connection with Lender's disbursement procedures, but not more then ten (10) additional business days).

                  9.1.3 Each final Payment Request must, in order to be considered properly delivered to Owner, be accompanied by a lien release or waiver from Architect covering all services performed to the last day of the period covered by such final Payment Request, conditional upon receipt of payment thereof.

            9.2 Payments on Account of Additional Services. Payments on account of the Architect's Additional Services and Reimbursable Expenses shall be made in accordance with Articles 9.3, 10.3 and 10.4 upon receipt of the Architect's statement of services rendered and/or expenses incurred. Such statements shall be submitted with each preliminary and final Payment Request and payments in connection therewith shall be due when the payment with respect to the applicable final Payment Request is due.

            9.3   Reimbursable Expenses.

                  9.3.1 Reimbursable Expenses are in addition to compensation for Basic and Additional Services and include the actual, reasonable and necessary expenses incurred by the Architect in the performance of its services hereunder and described in the following Clauses:

                        9.3.1.1 Expense of transportation in connection with the Project, which are being paid for by Owner directly through GWV Travel and include first class air fare for principals of Architect only; living expenses in connection with out-of-town travel which shall not exceed an average per diem rate of $75 for non-lodging expenses; long-distance communications including fax charges; and fees paid for securing approval of authorities having jurisdiction over the Project. Notwithstanding the foregoing, travel and lodging expenses shall not be Reimbursable Expenses unless the applicable travel and lodging arrangements are booked through GWV Travel. Notwithstanding any of the foregoing, until June 15, 1997, all travel, transportation and living expenses associated with James Beyer's, William McGee's, Chris Belknap's and Michael McKay's on-site services shall not be Reimbursable Expenses.

                        9.3.1.2  Home office expense of CADD plotting,

reproductions, and long distance communications including fax, courier delivery charges and postage, provided such expenses are not incurred as a result of Architect's failure to provide on-site staff as required by the provisions hereof.

                        9.3.1.3  Expense of renderings, models and mock-ups

requested in writing by the Owner.

            9.4   Payments Withheld.

                  9.4.1 No deductions shall be made from the Architect's compensation hereunder except for amounts disputed by the Owner in a timely manner as provided in this Article 9.4. Payments for all amounts which are not disputed shall be made in accordance with the third sentence of Article 9.1.2, and Article 9.2. If the Owner disputes all or part of an invoice or final Payment Request presented by the Architect (Architect acknowledging and confirming that Owner has the right to make an objection to any part of a final Payment Request even if such objection was not made with respect to the applicable preliminary Payment Request), the parties agree to take the following steps to resolve the dispute:

                        9.4.1.1 Within a reasonable period of time, but not later than seven (7) business days after receipt of the invoice or Payment Request, the Owner shall notify the Architect, in writing, of the disputed amount of the invoice and the nature of the dispute. Any amount not so disputed shall be payable on the normal due date.

                        9.4.1.2 Promptly after such notification is given and in any event not later than seven (7) business days thereafter, Owner and Architect shall meet and attempt in good faith to resolve the dispute. If the dispute is resolved, the Owner shall pay such amount within ten (10) days after such resolution.

                        9.4.1.3 If the dispute is not resolved within a reasonable period of time, either party may submit the matter to arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association ("AAA"), provided that the following special rules shall apply to such arbitration: (a) the place of filing, administration, and hearing shall be the Las Vegas office of the AAA; (b) there shall be a single arbitrator, appointed in accordance with the AAA's procedures; (c) the arbitrator's decision shall be based solely upon written submissions by the parties unless the arbitrator determines, after reviewing such submissions, that a hearing is required; (d) such hearing may be held by conference call and, in any event, will not extend for more than four hours, allocated between the parties in such proportions as the arbitrator may determine; and (e) the arbitrator shall render his decision within five (5) business days after the later of his receipt of all written submissions or the date of the hearing. This decision shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. If such decision includes a determination that the disputed amount shall be paid by the Owner in whole or in part, the Owner shall pay such amount within five (5) business days after its receipt of the arbitrator's decision.

                  9.4.2 It shall be a material breach of this Agreement for the Owner to withhold payment of amounts invoiced by the Architect for any reason except as permitted by this Article 9.4.

                  9.4.3 Architect shall not be entitled to terminate this Agreement for non-payment by Owner of any amount, provided that Architect may, but in accordance with Article 7.1 only, terminate performance for non-payment of amounts which have not been timely disputed, or which have been agreed or determined to be due pursuant to the procedures described in this Article 9.4. Subject to the preceding sentence, so long as this Agreement is in effect, under no circumstances shall Architect delay or withhold the preparation, stamping, signing or filing of any

Drawing in response to any nonpayment by Owner of any amount or for any other reason. Owner and Architect acknowledge and confirm that as of the execution date of this Agreement, Owner has withheld, out of amounts properly due Architect for services rendered through November 30, 1996, $250,000 (the "Surety Amount"). The Surety Amount shall be reduced over time by adding $50,000 to the amount due to Architect in connection with each Payment Request, beginning with the Payment Request delivered to Owner in November, 1997. If, for any reason whatsoever, Architect does not prepare, stamp, file and/or sign a Drawing when required or appropriate, Owner shall, subject to applicable law, have the right, in its sole discretion, to list Homer Rissman of Rissman & Rissman as an Associated Architect/Architect of Record for the Project and to have Mr. Rissman prepare, stamp, file and/or sign such Drawing (Architect hereby granting Mr. Rissman the right to take such action (subject to applicable law)). In the event Mr. Rissman's services are at any time used by Owner pursuant to the foregoing, the entire Surety Amount remaining at the time shall be paid by Owner to Mr. Rissman as compensation for his services. Owner's use of Mr. Rissman and the Surety Amount pursuant to the foregoing is in addition to all other rights and remedies Owner may have hereunder or otherwise available to it at law or in equity in connection with any such failure by Architect to prepare, stamp, file and/or sign a Drawing. In connection herewith, Architect will, upon request, provide Homer Rissman with copies of all Drawings produced by Architect for the Project through the date of such request.

            9.5 Architect's Accounting Records. The Architect shall keep detailed accounts and records of Reimbursable Expenses, billings for Basic Services, expenses pertaining to Additional Services and services performed on the basis of hourly billing rates, and shall also keep copies of all Drawings. Such accounts shall be kept in accordance with generally accepted accounting practice and this information and records shall be retained by the Architect for a period of not less than three (3) years. Such records shall be made available to the Owner or the Owner's authorized representative at mutually convenient times for the purposes of auditing the Architect's billings to the Owner, and such audit shall be completed within twelve (12) months after completion of Architect's services. Architect shall notify Owner prior to disposal of any such records and shall allow Owner to retain them.

            9.6 Method of Payment. All payments from Owner to Architect shall be paid by check or, at Architect's written request, by wire transfer to an account designated in writing by Architect.

            9.7 Payment is not Approval. No payments made by Owner as of the execution date of this Agreement or pursuant to a Payment Request or invoice as hereinabove provided shall be deemed to signify or imply approval of the services covered by such application, and none of them shall operate as an admission on the part of Owner as to the propriety or accuracy of any of the amounts covered by any final Payment Request or invoice. Furthermore, when computing subsequent payments, Owner shall not be bound by any entries in previous final Payment Requests and invoices and shall be permitted to make corrections for factual, mathematical or other manifest errors therein. Payments made by Owner shall represent an acknowledgment that Owner believes that Architect has performed the services for which such payments have been made but shall not constitute a waiver by Owner of any right to claim that such services were not fully performed or were performed negligently or in breach of this Agreement.

                               ARTICLE 10

                          BASIS OF COMPENSATION

            The Owner shall compensate the Architect as follows:
            10.1 As of the date hereof, Owner has paid to Architect the amounts set forth in Article 9.1.1. All such amounts are part of, not in addition to, the amounts due Architect pursuant to the further provisions of this Article 10.

            10.2  Basic Compensation.

                  10.2.1 FOR BASIC SERVICES (including, subject to Article 2 of Appendix D, Basic Services performed by Architect's Consultants) Architect's compensation ("Basic Compensation") shall be computed and paid as follows:

                  10.2.2 Subject to Article 10.2.5, the Basic Compensation for all Basic Services shall be Thirty-Two Million Nine Hundred Thousand Dollars

($32,900,000.00).

                  10.2.3 Basic Compensation payments shall be made in accordance with Article 9.1.2 and each properly completed final Payment Request.

                  10.2.4 Upon the completion of each phase of the Project or designated portion thereof, Owner shall be afforded access to the accounts and records of Architect in accordance with Article 9.5.

                  10.2.5 To the extent that, in accordance with the last sentence of Article 8.14, Architect does not have to procure and maintain the insurance described in the first sentence of Article 8.14, there shall be an appropriate reduction in the Basic Compensation to reflect the resulting cost savings to Architect.

            10.3  Compensation for Additional Services.

                  10.3.1 For ADDITIONAL SERVICES (except those covered by Articles 10.3.2 and 10.3.3), compensation shall be at the hourly rates set forth in Appendix G, which rates shall be reasonably adjusted annually.

                  10.3.2 FOR ADDITIONAL SERVICES PERFORMED BY ARCHITECT'S CONSULTANTS, compensation shall be a multiple of one point zero (1.0) times the amounts billed to the Architect for such services.

                  10.3.3 FOR ADDITIONAL SERVICES LISTED IN APPENDIX I, compensation shall be as set forth in Appendix I.

            10.4  Reimbursable Expenses.

                  10.4.1 FOR REIMBURSABLE EXPENSES, Owner shall pay Architect a multiple of one point zero (1.0) times such actual and reasonable expenses. It is specifically understood that detailed back-up for these expenses will not be provided, but the Architect's records will be available as stipulated in Article 9.5.

                               ACCEPTANCE

            This Agreement entered into as of the day and year first written above.

                                     OWNER:

                                     VENETIAN CASINO RESORT, LLC

                                     By: Las Vegas Sands, Inc., its
                                          managing member

                                     By: /s/ William P. Weidner
                                         ---------------------------------------
                                         Name:  William P. Weidner
                                         Title: President

                                     ARCHITECT:

                                     TSA OF NEVADA, LLP

                                     By: /s/ W. Easley Hamner
                                         ---------------------------------------
                                         Name:  W. Easley Hamner
                                         Title: Principal

                                     WAT & G, INC. NEVADA

                                     By: /s/ Michael R. Paneri
                                         ---------------------------------------
                                         Name:  Michael R. Paneri
                                         Title: Principal


EXECUTED SOLELY FOR THE
PURPOSE OF AGREEING TO BE
BOUND BY THE SECOND
SENTENCE OF ARTICLE 8.2:

THE STUBBINS ASSOCIATES, INC.

By: /s/ W. Easley Hamner
    ----------------------------------------
    Name:  W. Easley Hamner
    Title: Principal

By: /s/ Richard Green
    ----------------------------------------
    Name:  Richard Green
    Title: Chairman

WIMBERLY ALLISON TONG &
GOO, INC.

By: /s/ Michael R. Paneri
    ----------------------------------------
    Name:  Michael R. Paneri
    Title: Principal

                               APPENDIX D

                               CONSULTANTS

            1. Owner and the Architect have agreed that Architect will engage the following Architect's Consultants on terms satisfactory to Architect:

                  Structural Engineer
                  Mechanical/Plumbing Engineer
                  Electrical Engineer
                  Fire Protection Engineer

            2. Architect will in addition engage the following Architect's Consultants, provided that the terms of their engagement are subject to Owner's approval. These Architect's Consultants will be paid directly by Owner and all amounts paid to them will be in addition to, not in reduction of, Architect's compensation hereunder:

                  Fire/Life Safety Consultant
                  Hardware Consultant
                  Renderers/Illustrators
                  Vertical Transportation Consultant

            3. Owner's Consultants may include, but are not limited to: Model Makers (provided that at Owner's option, Model Makers may be Architect's Consultants pursuant to paragraph 2 above). Retail/Entertainment Consultant (provided that at Owner's option, the Retail/Entertainment Consultant may be an Architect's Consultant pursuant to paragraph 2 above)

                  Acoustical Consultant
                  Audio/Visual Consultant
                  Civil/Traffic Engineer
                  Food Service Consultant
                  Geotechnical Engineer
                  Interior Designer (Hotel Suites)
                  Interior Designer

                               APPENDIX E

              DUTIES, RESPONSIBILITIES AND LIMITATIONS OF
                      AUTHORITY OF THE ARCHITECT'S

                         PROJECT REPRESENTATIVE

            1. GENERAL. The Project Representative shall communicate with the Owner and Bovis under the direction of the Architect. The Project Representative shall not communicate with trade contractors, subcontractors or material suppliers except with the full knowledge and approval of Bovis and Owner. The responsibilities and obligations of the Architect as set forth in the body of this Agreement shall not be modified by the furnishing of a Project Representative, except that Architect shall be responsible for causing its Project Representative to carry out his duties as set forth in this Appendix E and the body of this Agreement.

            2.    DUTIES AND RESPONSIBILITIES.

            The Project Representative shall:

                  2.1 Perform on-site observations of the progress and quality of the Work as may be reasonably necessary to determine whether the Work is being performed in a manner indicating that the Work when completed will be in conformance with the Contract Documents. Notify Bovis and Owner immediately if, in the Project Representative's opinion, Work does not conform to the Contract Documents or requires special inspection or testing.

                  2.2 Monitor Bovis' and trade contractors' construction schedules on an ongoing basis and alert Owner and Bovis to conditions that may lead to delays in completion of the Work.

                  2.3 Receive and respond to requests from Bovis for information.

                  2.4 Upon Owner's request, take actions in connection with
Article 2.6.9 of the Agreement.

                  2.5 Attend meetings as directed by the Architect and prepare a written report to be forwarded to the Owner and Bovis on the proceedings.

                  2.6 Observe tests required by the Contract Documents; prepare written records and reports to be forwarded to the Architect, Owner and Bovis on test procedures implemented and test results; verify testing invoices to be paid by the Owner.

                  2.7 Maintain Architect's records at the construction site in an orderly manner. Include correspondence, Contract Documents, Change Orders, Construction Change Directives, reports of site meetings, Shop Drawings, Product Data, and similar submittals; supplementary drawings, color schedules, requests for payment; and names, addresses and telephone numbers of Bovis, trade contractors and principal material suppliers.

                  2.8 In accordance with Article 2.6.7 of the Agreement, assist the Architect in reviewing shop Drawings, Product Data and Samples. Notify the Owner and Bovis if any portion of the Work requiring Shop Drawings, Product Data or Samples is commenced before such submittals have been approved by the Architect. Receive and log Samples required at the site, notify the Architect when they are ready for examination, and record the Architect's approval or other actions; maintain custody of approved Samples.

                  2.9 Observe Bovis' record copy of the Drawings, Change Orders and Scope Changes at intervals appropriate to the stage of construction and notify the Architect and Owner of any apparent failure by Bovis to maintain up-to-date records.

                  2.10 In accordance with Article 2.6.10 of the Agreement, assist in conducting inspections to determine the date(s) of Substantial Completion and the date(s) of Final Completion.

                  2.11 Assist in receipt and transmittal to the Owner of documentation required of Bovis at completion of the Work in accordance with
Article 2.6.10 of the Agreement.

                  2.12 Execute and deliver the certificates described in the last sentence of Article 2.6.10 of the Agreement.

            3. LIMITATIONS OF AUTHORITY. The Project Representative shall not exceed the authority of the Architect under the Agreement. Supplementing the foregoing, the Project Representative shall NOT:

                  3.1 Authorize deviations from the Contract Documents.

                  3.2 Approve substitute materials or equipment except as authorized in writing by the Architect and Owner.

                  3.3 Personally conduct or participate in tests or third party inspections except as authorized in writing by the Architect and Owner in accordance with Article 2.6.8 of the Agreement.

                  3.4 Assume any of the responsibilities of Bovis, Bovis' superintendent or trade contractors.

                  3.5   Expedite the Work for Bovis.

                  3.6 Have control over or charge of or be responsible for construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work.

                  3.7 Authorize or suggest that the Owner occupy the Project in whole or in part.

                  3.8 Issue a Certificate for Payment or Certificate of Substantial Completion.

                  3.9 Prepare, or certify to the preparation of, a record copy of any Drawings or Scope Changes.

                  3.10 Reject Work or require special inspection or testing except as authorized in writing by the Architect and Owner in accordance with
Article 2.6.8 of the Agreement.

                  3.11 Accept, distribute, or transmit submittals made by Bovis or any trade contractor that are not required by the Contract Documents.

                  3.12 Order Bovis or any trade contractor to stop the Work or any portion thereof.

                               APPENDIX F

                         INSURANCE REQUIREMENTS

            Workers' Compensation Insurance - In accordance with Nevada Statutory requirements and Stop Gap Liability insurance with limits of:

                  $1,000,000 -Per Accident
                  $1,000,000 -Per Employee Disease
                  $1,000,000 -Policy Aggregate Disease

            Commercial General Liability Insurance (excludes Professional Liability) covering liability arising out of the performance of this Agreement with limits of:

                  $1,000,000  Combined single limit Bodily

                           Injured and Property Damage

This policy shall name the Owner (and the Lender, if requested) as additional insureds with respect to the Architect's operations in connection with this agreement.

            Professional Liability Insurance - issued to and covering the liability of the Architect for any and all errors or omissions committed by the Architect, its agents, consultants or its employees, in the performance of this Agreement. The Architect shall use its best efforts to maintain such coverage during the term of this Agreement and at least three years following final completion of the Work. This insurance shall have limits of liability of not less than One Million Dollars ($1,000,000.00) per occurrence and in the aggregate.

            Automobile Liability Insurance - covering the liability of the Architect arising out of the use of all owned, non-owned and hired vehicles which bear, or are required to bear, license plates according to the laws of the jurisdiction in which they are to be operated. The policy shall name the Owner (and the Lender, if requested) as additional insurers with respect to the Architect's operations in connection with this Agreement. Coverage under this policy shall have limits of liability of not less than One Million dollars ($1,000,000) per occurrence, combined single limit for bodily injury and property damage liability.

            Claims Made Insurance - if any insurance specified above shall be provided on a claims-made basis, then in addition to the coverage requirements above, such policy shall provide that:

            1. The policy retroactive date coincides with or precedes the Architect's start of services (including subsequent policies purchased as renewals or replacements).

            2. The Architect shall make every effort to maintain similar insurance for at least three years following project completion, including the requirement of naming the Owner (and construction lender, if requested) as additional insured(s).

            3. If the insurance is terminated for any reason, the Architect agrees to purchase an extended reporting provision of at least two years to report claims arising from services performed in connection with the Agreement.

            4. The policy allows for reporting of circumstances or incidents that may give rise to future claims.

                               APPENDIX G

                           HOURLY BILLING RATE

            POSITION                 BILLING RATE/HOUR
            --------                 -----------------
      Principal                               $260
      Senior Associate                        $210
      Associate                               $157
      Senior Staff                            $175
      Staff Level I                           $150
      Staff Level II                          $115
      Staff Level III                          $95
      Staff Level IV                           $68
      Staff Level V                            $50

                               APPENDIX H

                     CONSTRUCTION DOCUMENT PACKAGES

Package          Name                      General Scope

1.         South Tower                     Excavation
           Excavation/                     Lowest level vertical elements
           Foundation                      Utility entrance points
                                           Structure for 1st 3-4 levels
                                           Imbeds
                                           Sleeves

2.         South Tower                     Structure
           Structure                       MEP/FP rough-ins
                                           Exterior wall supports

3.         South Tower                     Architectural partitions & doors
           Main Construction               MEP/FP distribution

                                           Exterior wall Toilets, including
                                           colors Interior finishes (nic color
                                           selection, specialty lighting,
                                           movable partitions, furniture, or
                                           accessories)

4.         South Podium                    Excavation
           Excavation/                     Foundations
           Foundation                      Lowest level vertical elements
                                           Utility entrance points
                                           Imbeds
                                           Sleeves

5.         South Podium                    Structure
           Structure                       MEP/FP rough-ins
                                           Exterior wall supports

6.         South Podium                    Architectural partitions & doors
           Main Construction               MEP/FP distribution
                                           Exterior wall Toilets, including
                                           colors Interior finishes (nic color
                                           selection, specialty lighting,
                                           movable partitions, furniture, or
                                           accessories)

7.         East Site                       Excavation
           Excavation/                     Foundations
           Foundation                      Lowest level vertical elements
                                           Utility entrance points
                                           Imbeds
                                           Sleeves

8.         East Site                       Structure
           Structure                       MEP/FP rough-ins
                                           Exterior wall supports

9.         East Site                       Architectural partitions & doors
           Main Construction               MEP/FP distribution
                                           Exterior wall Toilets, including
                                           colors Interior finishes (nic color
                                           selection, specialty lighting,
                                           movable partitions, furniture, or
                                           accessories)

10.        North Tower                     Structure
           Main Construction               MEP/FP rough-ins
                                           Architectural partitions & doors
                                           MEP/FP distribution Exterior wall
                                           Toilets, including colors Interior
                                           finishes (nic color selection,
                                           specialty lighting, movable
                                           partitions, furniture, or
                                           accessories)

11.        North Podium                    Excavation
           Construction                    Foundations
                                           Lowest level vertical elements
                                           Utility entrance points Structure
                                           MEP/FP rough-ins Architectural
                                           partitions & doors MEP/FP
                                           distribution Exterior wall Toilets,
                                           including colors Interior finishes
                                           (nic color selection, specialty
                                           lighting, movable partitions,
                                           furniture, or accessories)

                               APPENDIX I

                      APPROVED ADDITIONAL SERVICES

Description                        Comments                                     Compensation

South Garage                       Architectural/Engineering design             $874,000
                                   for competitive bidding.

Sales/Marketing Compound (i.e      Site Planning, interior design layout         $61,403
"preview center")                  coordination



Change from Gas to Steam           Overall design coordination, floor plan       $86,500
                                   revisions, revise engineering drawings
                                   for wiring and controls and revise
                                   engineering drawings for boilers and
                                   piping

Plaza Re-design                    Re-design of the front Plaza                  $46,500
                                   involving deletion of eighteen column
                                   pylons along Las Vegas Boulevard and
                                   their replacement with planting areas
                                   and fountains.

Electric Changes                   12.5 kV to 2Electrical redesign services     $100,000
                                   as a result of value engineering

Cipriani                           Hotel Conceptual planning and design to           *
                                   provide a 300 room hotel above the
                                   North Parking Garage.

Time Share Study                   Conceptual planning and design to                 *
                                   provide 380 (max) Timeshare unit
                                   above the South Parking Garage.

Ground Water Treatment             Provision of a ground water                       *
                                   treatment plant * within the building.

Suite Remix                        Relocation of suites throughout the Tower.        *

RWDI Damper Design                 Modification to East Property Ballroom            *
                                   structure to reduce floor bounce.

Rotoclone Provision                Provisions to install Rotoclone exhaust           *
                                   system.

                  *Hourly rates set forth in Appendix G, which rates shall be reasonably adjusted annually.

                               APPENDIX J

                               ASSUMPTIONS

            See Section 2C of Exhibit B of the Bovis Agreement.